UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

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OPTIONS MEDIA GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-147245	26-0444290
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

123 NW 13th Street, Suite 300, Boca Raton, Florida 33432

(Address of Principal Executive Office) (Zip Code)

(561) 314-3479

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2009 Options Media Group Holdings, Inc. (the “Company”) entered into a secured loan agreement (the “Agreement”) with GFT Holdings, Inc., (“GFT”) and borrowed $300,000. Under the Agreement, the Company issued GFT a 7% secured promissory note due on June 30, 2009 (the “Note”). The Note is secured by all of the assets of the Company, not including any intellectual property, and is guaranteed by its subsidiaries. On August 13, 2009, the Note was extended to September 30, 2009. As consideration for the extension the Company issued 200,000 shares of the Company’s common stock to GFT and increased the annual interest rate on the note to 12% (in lieu of the previous 7% rate).

On October 22, 2009, the Company and GFT entered into an extension agreement through which GFT extended the due date of the Note until December 31, 2009 in exchange for 500,000 shares of the Company’s common stock. In addition, GFT waived past due interest for the months of August and September and agreed to waive the default interest rate for the month of October so that interest shall accrue at twelve percent (12%) per annum as of October 1, 2009 with the interest due November 1, 2009.

Previously, on October 16, 2009, GFT sent a notice of default to the Company demanding payment of $307,200 plus per diem interest. The October 22nd payment waived the default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:	/s/ SCOTT FROHMAN
Scott Frohman Chief Executive Officer

Date: October 22, 2009

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